Exhibit 99.1

Neuronetics Announces the Closing of up to $90 Million Senior Secured Credit Facility with Perceptive Advisors

MALVERN, Pa., July 30, 2024 (GLOBE NEWSWIRE) — Neuronetics, Inc. (NASDAQ: STIM), a medical technology company focused on designing, developing, and marketing products that improve the quality of life for patients who suffer from neurohealth disorders, today announced that it entered into a debt facility of up to $90 million with Perceptive Advisors LLC (Perceptive). Under the term loan, Neuronetics received the first tranche of $50 million at closing. Part of the initial $50 million tranche will be used to pay off, in full, the Company’s existing SLR Capital term loan. Upon achieving certain milestones, a second tranche of $15 million will be available until December 31, 2025. Under the third tranche, the Company can request to borrow $25.0 million on or before June 30, 2026.

“We are pleased to announce this new credit facility with Perceptive Advisors, which strengthens our balance sheet and provides additional financial flexibility to support our initiatives and programs,” said Keith Sullivan, President and Chief Executive Officer of Neuronetics. “This funding will allow us to continue to invest in our commercial initiatives, expand our clinical indications, and drive adoption of our NeuroStar Advanced Therapy for Mental Health.”

The loan has a 5-year term, maturing on the fifth anniversary of the closing date. Interest will accrue on the outstanding principal balance of the facility at a rate per annum equal to the greater of (a) forward-looking one-month term SOFR as posted by the CME group and (b) four and one-half percent 4.50% per annum, plus an applicable margin of 7.00%.

As part of the agreement, Neuronetics has issued warrants to purchase 1,125,000 shares of its common stock to Perceptive, with the potential for additional warrants if the second tranche is borrowed. The per share exercise price for the warrants is equal to the 10-day volume weighted average price (VWAP) ending on the business day immediately preceding the closing date.

“Neuronetics has established itself as a leader in the field of non-invasive neuromodulation for mental health disorders,” said Sam Chawla at Perceptive Advisors. “We are excited to partner with the Company and support their mission to improve the lives of patients suffering from depression and other mental health conditions. This financing reflects our confidence in the company’s growth potential and the increasing adoption of NeuroStar therapy.”

Credo 180 acted as the sole financial advisor to Neuronetics on this transaction.

About Perceptive Advisors

Founded in 1999 and based in New York, NY, Perceptive Advisors is an investment management firm focused on supporting the progress of the life sciences industry by identifying opportunities and directing financial resources to the most promising technologies in healthcare. For more information about Perceptive, visit www.perceptivelife.com.

About Neuronetics

Neuronetics, Inc. believes that mental health is as important as physical health. As a global leader in neuroscience, Neuronetics is redefining patient and physician expectations with its NeuroStar Advanced Therapy for Mental Health. NeuroStar is a non-drug, noninvasive treatment that can improve the quality of life for people suffering from neurohealth conditions when traditional medication hasn’t helped. NeuroStar is indicated for the treatment of depressive episodes and for decreasing anxiety symptoms for those who may exhibit comorbid anxiety symptoms in adult patients suffering from MDD and who failed to achieve satisfactory improvement from previous antidepressant medication treatment in the current episode. It is also FDA-cleared as an adjunct for adults with obsessive-compulsive disorder and for adolescent patients aged 15-21 with MDD. NeuroStar Advanced Therapy is the leading TMS treatment for MDD in adults with over 6.4 million treatments delivered. Neuronetics is committed to transforming lives by offering an exceptional treatment that produces extraordinary results. For safety and prescribing information, NeuroStar.com.

Investor Contact:

Mike Vallie or Mark Klausner

ICR Westwicke

443-213-0499

ir@neuronetics.com

Media Contact:

EvolveMKD

646-517-4220

NeuroStar@evolvemkd.com